EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Bergen Brunswig Corporation on Form S-8 pertaining to the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan and Non-Employee Directors' Stock Plan of our report dated October 30, 1998, appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 1998.



/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
May 3, 1999